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                              AGREEMENT TO EXTEND
                 AVIONICS PERSONAL PROPERTY ASSET TRANSFER DATE
                             DATED: AUGUST 15, 1997

         AlliedSignal Avionics, Inc., a Kansas corporation ("Avionics"), AlliedSignal Inc., a Delaware corporation operating through its Aerospace Equipment Systems Business Unit ("AES"), and EFTC Corporation, a Colorado corporation ("EFTC") hereby agree to the following in connection with that certain Master Agreement Regarding Asset Purchase and Related Transactions dated July 15, 1997 (the "Master Agreement"), as amended by that certain First Amendment to Master Agreement Regarding Asset Purchase and Related Transactions and that certain Second Amendment to Master Agreement Regarding Asset Purchase and Related Transactions ("Second Amendment"):

         1.      Personal Property Transfer.   The Avionics Personal Property
Transfer Date shall be extended until September 2, 1997, unless otherwise agreed to in writing by the parties, and all other obligations to occur upon the Avionics Personal Property Transfer Date are extended until such date, unless otherwise agreed to in writing by the parties.

         2. Use of Personal Property. The short term Equipment License between Avionics and EFTC shall also be extended until September 2, 1997 unless otherwise agreed to in writing by the parties.

         3. Intellectual Property License. The License Agreement between AlliedSignal Technologies Inc. and EFTC with respect to the Avionics Technical Data and Technical Information, as defined therein, will not be effective until the Avionics Personal Property Transfer Date, as extended, including, but not limited to, the provisions of such agreement regarding the right of EFTC to use the Avionics Technical Data and Technical Information and the payment obligations of EFTC with respect thereto. In the interim, AlliedSignal, Inc. will cause AlliedSignal Technologies Inc. to grant to EFTC a temporary license to use the Avionics Technical Data and Technical Information for the limited purpose of performing its obligations under the Master Agreement at the Ft. Lauderdale, Florida site.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                           AlliedSignal Avionics, Inc.,
                                           a Kansas corporation

                                           By:     /s/ Tim Bibens
                                                   --------------
                                           Title:  Subcontracts Program Manager

                                           AlliedSignal Inc., a Delaware
                                           corporation, operating through its
                                           Aerospace Equipment Systems Business
                                           Unit

                                           By:     /s/ John DeRusso
                                                   ----------------
                                           Title:  Material Program Manager

                                           EFTC Corporation,
                                           a Colorado corporation

                                           By:     /s/ Stuart Fuhlendorf
                                                   ---------------------
                                           Title:  Chief Financial Officer